Exhibit 10(f)
                                 THIRD AMENDMENT
                              TO THE BLACK & DECKER
                      SUPPLEMENTAL RETIREMENT SAVINGS PLAN


         Pursuant to the powers of amendment reserved under Section 9.1 of The Black & Decker Supplemental Retirement Savings Plan (the "Plan"), The Black & Decker Corporation (the "Company"), hereby amends the Plan as follows, effective as of July 20, 2000.

                              FIRST AND ONLY CHANGE

         Section 4.5 of the Plan is amended in its entirety to read as follows:

                  4.5 DEEMED INVESTMENT DIRECTIONS OF PARTICIPANTS. Subject to such limitations as may from time to time be required by law, imposed by the Committee or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be established from time to time by the Plan Manager, each Participant may communicate to the Plan Manager a direction as to how his or her Plan Account should be deemed to be invested among such categories of deemed investments as may be made available by the Committee hereunder. The Plan Manager has discretion to develop rules and regulations to administer such investment elections and transfers of investments, including establishing dollar or percentage increments of the Plan Accounts for Participants to invest, and limits on the value of Plan Accounts that Participants may invest in each deemed investment category or transfer between each deemed investment category.

                           All  amounts  credited to the  Participant's  Account
         shall be deemed to be invested in accordance with the then effective deemed investment direction; and as of the effective date of any new deemed investment direction, all or a portion of the Participant's Account at that date shall be reallocated among the designated deemed investment categories in the manner specified in the new deemed investment direction unless and until a subsequent deemed investment direction shall be delivered and become effective. An election concerning deemed investment choices shall continue indefinitely as provided in the election form or other procedure specified by the Committee.

                           If the Plan Manager receives an initial or revised deemed investment direction which it deems to be incomplete, unclear or improper, the Participant's investment direction then in effect shall remain in effect (or, in the case of a deficiency in an initial deemed investment direction, the Participant shall be deemed to have delivered no deemed investment direction) until the next Designation Date, unless the Committee provides for, and permits the application of, corrective action prior thereto. If the Plan Manager possesses (or is deemed to possess as provided above) at any time directions as to the deemed investment of less than all of a Participant's Account, the Participant shall be deemed to have directed that the undesignated portion of the Account be deemed to be invested in a money market, fixed income or similar fund made available under the Plan as determined by the Committee in its sole and absolute discretion.

                           Each Participant hereunder, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Plan Manager, the Committee and their agents and representatives from any losses or damages of any kind relating to the deemed investment of the Participant's Account hereunder. Each reference in this Section to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary.

         The Plan, as amended by the foregoing change, is hereby ratified and confirmed in all respects.

         IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officers on this 20th day of July, 2000.

WITNESS/ATTEST:                             THE BLACK & DECKER CORPORATION

______________________________              By: ________________________________